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                                                                 Exhibit  9(d)

                ADDENDUM TO PROXY AGREEMENT/SHAREHOLDER AGREEMENT

         THIS ADDENDUM TO PROXY AGREEMENT/SHAREHOLDER AGREEMENT is made and entered into as of the 10th day of February, 1999, by and between MICHAEL W. GULLION ("Gullion") and WILLIAM WALLMAN ("Wallman").

         WITNESSETH:

         1. Proxy Agreement/Shareholder Agreement. Gullion and Wallman entered into a Proxy Agreement/Shareholder Agreement dated September 15, 19967 (the "Agreement"). The purpose of this Addendum is to modify certain terms of the Agreement.

         2. Amendment of Section 7 of Agreement. Clause (i) contained in Section 7 of the Agreement shall be amended by deleting same in its entirety and inserting in lieu thereof the following:

                  (i) The date Gullion ceases to be Chairman and Chief Executive Officer of the Corporation;

The remaining provisions of Section 7 of the Agreement shall remain in full force and effect.

         3. Remainder of Agreement Unchanged. Except as modified herein and consistent with the terms of such modification, the terms of the Agreement shall remain in full force and effect and for said purpose the terms thereof are incorporated herein by reference.

         IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.


                                         /s/ Michael W. Gullion
                                         ---------------------------------
                                             Michael W. Gullion


                                         /s/ William Wallman
                                         ---------------------------------
                                             William Wallman